Item 77I

Parametric Tax-Managed Emerging Markets Fund
Effective on March 1, 2013, Class I shares of the Fund were renamed Institutional Class. The terms of the share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.